Exhibit 12.1
FIRST INDUSTRIAL REALTY TRUST, INC.
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
(Dollars in Thousands)

	2006		2005		2004		2003		2002
(Loss) Income from Operations Before Minority Interest from Continuing Operations and Income Taxes from Continuing Operations.	(55,430)		(34,709)		15,530		(6,054)		10,555
Plus:
Interest expense	121,141		108,712		99,245		95,456		90,387
Rentals Deemed Representative of an Interest Factor	643		577		433		496		572
Amortization of DFC and IRPA	2,666		2,125		1,931		1,764		1,925

Net Earnings	69,020		76,705		117,139		91,662		103,439

Interest Expense	121,141		108,712		99,245		95,456		90,387
Rentals Deemed Representative of an Interest Factor	643		577		433		496		572
Capitalized Interest	5,159		3,271		1,304		761		7,792
Preferred Stock Dividends	21,424		10,688		14,488		20,176		23,432
Redemption of Preferred Stock	672		—		7,959		—		3,707
Amortization of Deferred Financing Costs and IRPA	2,666		2,125		1,931		1,764		1,925

Fixed Charges and Preferred Stock Dividends	151,705		125,373		125,360		118,653		127,815

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	(c	)	(c	)	(c	)	(c	)	(c	)

(a)	Included in Fixed Charges and Preferred Stock Dividends is the write-off of initial offering costs associated with the redemption of Preferred Stock in the amount of $672, $7,959 and $3,707 for the years ended December 31, 2006, 2004 and 2002, respectively.

(b)	For purposes of computing the ratios of earnings to combined fixed charges and preferred stock dividends, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income from continuing operations before minority interest allocable to continuing operations and income taxes from continuing operations. Fixed charges consist of interest costs, whether expensed or capitalized, portion of rent expense representative of interest factor, and amortization of deferred financing costs.

(c)	For all years presented the ratio coverage is less that 1:1. The Company must generate additional earnings of $82,685, $48,668, $8,221, $26,991 and $24,376 for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, respectively, to achieve a ratio coverage of 1:1.

94